Exhibit 99.1

Media Contact:
Ruthann Baler
Commonwealth Creative Associates
(508) 620-6664
ruthannb@commcreative.com

CNB Financial Reports Third Quarter Financial Results

Assets Total $279 Million; Up 19% from Previous Year and 12% since 2005 Year End

Worcester, Mass. — November 9, 2006 — CNB Financial Corp., (OTCBB:CFNA) the parent company for Commonwealth National Bank (CNB), announced its financial results for the third calendar quarter ending Sept. 30, 2006, which resulted in increased pre-tax earnings of $311,000 - compared to $309,000 for the same period in 2005.

The 3rd quarter 2006 financial results also denote the twelfth consecutive quarter of profits for Commonwealth National Bank, which opened for business in December of 2001.

Other highlights for the 3rd quarter 2006 include:

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Net interest income for the 3rd quarter equaled $2.1 million compared to $2.0 million for the same quarter 2005, a 6 percent increase. Net interest income has been significantly impacted by the flat or inverted interest rate yield curve which has existed during most of 2006.

•	Total assets reached $278.6 million on September 30th, 19 percent higher than the $233.4 million level on September 30, 2005 and 12% higher than the $249.4 million level on December 31, 2005.

•	Total loans equaled $191.1 million, an 11 percent jump since September 30, 2005 and up 6 % since December 31, 2005.

•	Total deposits grew to $189.2 million, up 5 percent since September 30, 2005 and approximately the same as the level on December 31, 2005.

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Net income per diluted share for the third quarter of 2006 was $0.08 compared to $0.87 for the same period of 2005.  The 2005 period included a $1.5 million (or $0.73 per share) tax benefit as a result of the elimination of the valuation reserve for tax-loss carry-forwards.

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Outstanding common stock warrants expired on September 30, 2006. 170,566 shares of common stock were purchased during the exercise period, providing $1.9 million of additional capital and bringing the total number of outstanding shares to 2,283,000.

“The interest rate environment that has existed during 2006 has magnified the competitive pricing conditions for loans and deposits and caused a shift in deposit balances towards higher-yielding time deposits,” said Commonwealth National Bank President and CEO Charles Valade. “Commonwealth’s ability to quickly react to market conditions and restructure its balance sheet has allowed for profitable and sustainable growth.

"Looking back on CNB’s first five years, we are extremely proud to say we’ve opened six branches that offer exceptional service and products to both personal and commercial customers,” said Valade. “This is evidenced by our growing customer base. We look forward to continued growth and to strengthening our partnerships with many community organizations.”

About CNB Financial Corp. and Commonwealth National Bank

Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. It was the first new bank started in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury, 701 Church Street in Northbridge and 26 West Boylston Street in West Boylston, Massachusetts.

For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

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Certain statements in this press release, including statements regarding the anticipated development and expansion of the Bank’s business, and the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities

Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.